Exhibit 10.3
Consulting Services Agreement
This Agreement is entered into effective February 1, 2006 by and between Canyon Resources Corporation, a Delaware corporation, (hereinafter “Company”), and Gary C. Huber (hereinafter “Consultant”).
1. The Services: Consultant shall perform for Company the consulting services (hereinafter the “Services”) described in Section A of the Schedule by this reference is incorporated herein.
2. Performance and Schedule: The Services shall be performed during the period mentioned in Section B of the Schedule. Company and Consultant, however, may terminate this Agreement at any time without cause upon giving Consultant ten (10) days written notice of termination.
3. Compensation: For satisfactory performance of the Services, Company shall pay Consultant compensation in accordance with Section C of the Schedule.
4. Independent Contractor: In performing the Service, Consultant shall operate as and have the status of an independent contractor and shall not act as or be an agent, partner or employee of Company. As an independent contractor, Consultant will be solely responsible for determining the means, manner, and method for performing the Services. Company shall have no right to control or to exercise any supervision over Consultant as to how the Services will be accomplished. The independent contractor is not entitled to workers’ compensation benefits and the independent contractor is obligated to pay federal and state income taxes on any monies earned pursuant to the contract relationship.
5. Company’s Representative: Consultant shall report to and consult with Company through a representative designated by Company (hereinafter Company’s Representative). The name of Company’s Representative is James Hesketh, President & CEO.
6. Compliance With Law: Consultant shall give all necessary notices and shall comply and ensure that all Consultant’s subcontractors and suppliers comply with all applicable federal, state, and local laws, ordinances, governmental rules and regulations relative to the Services.
7. Warranty: Consultant shall perform the Services with that standard of care, skill, and diligence normally provided by a professional person or firm in the performance of similar consulting services.
8. Insurance: All of Consultant’s activities hereunder shall be at Consultant’s own risk, and Consultant shall not be entitled to Worker’s Compensation or other insurance protection provided by Company, nor shall Consultant be entitled to the benefit of any other plans or programs intended for Company’s employees.
9. Confidentiality: All knowledge and information acquired or developed by or on behalf of Consultant hereunder shall be and remain the confidential and proprietary information of Company. Any information acquired or developed by Consultant hereunder shall be returned to Company upon request, or at the termination of this Agreement. Consultant shall ensure that Consultant and those performing on Consultant’s behalf maintain strict security over all knowledge and information acquired or developed by Consultant during the performance of this Agreement and shall not divulge any such knowledge or information directly or indirectly to any person, other than the authorized representatives of Company, without Company’s prior written consent. The obligations of confidentiality set forth herein shall survive termination of this Agreement for a period of two (2) years.
10. Conflicts of interest: From the commencement of this Agreement until the completion of the Services or until this Agreement is terminated, whichever occurs earlier, the Consultant shall:
(i)	Ensure that it undertakes no service, task or job or enter into any arrangement or do anything whatsoever with, for or on behalf of any third party (other than in the proper performance of this Agreement) which would create a conflict of interest in connection with the Consultant’s role hereunder, without the written approval of Company which written approval shall not be unreasonably withheld or delayed;

(ii)	Notify Company as soon as reasonably practicable and in writing of any situation concerning Consultant or any subcontractor appointed in accordance with Clause 11 below or any of its or their affiliates, which may reasonably be considered to give rise to a conflict of interest;

(iii)	Company may require Consultant to take such steps as will avoid or remove any conflict arising and, if Consultant fails to take such steps or if in the opinion of Company such steps do not avoid or remove the conflict, Company may immediately terminate this Agreement.
11. Subcontracts and Assignments: Consultant’s rights and obligations hereunder are deemed to be personal and may not be transferred or assigned, and any attempted assignment shall be void and of no effect.
12. No Exclusive Obligation: It is expressly recognized by Company that Consultant may be performing consulting work for clients other that Company, and that Consultant makes no commitments as to specific dates or times that Consultant will conduct such services.
13. Modification; Waiver; Construction: No change orders, modification to, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either party unless in writing signed by an authorized representative of each party.
14. Notice: Any notice required or permitted hereunder shall be deemed to have been properly given when delivered personally to the party for whom it is intended or seventy-two (72) hours after deposit in the U.S. Mail (certified and return receipt requested) of an original or confirming copy or twenty-four (24) hours after entrustment to a professional overnight courier service, or upon receipt of transmission by facsimile, with all necessary postage or charges fully prepaid, addressed to the party for whom it is intended, at the addresses set forth in Section D of the Schedule.
15. Severability: In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, Consultant and Company shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.
16. Governing Law: The validity, interpretation, and enforcement of this Agreement shall be governed by the law of the state of Colorado. The venue of any action filed under this Agreement shall be in the court of the state of Colorado.
17. Entire Agreement: This Agreement, including the Schedule attached hereto and by this reference incorporated herein, sets forth the full and complete understanding of the parties hereto as of the dated hereof relating to the subject matter hereof and supersedes any and all prior negotiations and dealings.

In Witness Whereof, the parties hereto have entered into the Agreement effective as of the date first above written.

Witness:	Company:

	By:	/s/ James K.B. Hesketh

Title: President & CEO

Witness:	Consultant:

	By	/s/ Gary C. Huber

Title

	Federal Tax ID #	###-##-####

Section A — Scope of Services
The Services to be performed by Consultant under this Agreement shall be generally as described in this Paragraph 1 below. The primary location for Consultant’s performance of consulting Services shall be as described in this Paragraph 1 below:
Consultant shall provide financial, technical and management consulting services to the Company as required.
Section B — Term of the Agreement
Unless sooner terminated by Company, the term of this Agreement shall commence as of February 1, 2006 and shall continue through July 31, 2006 or upon satisfactory completion of the Services prior to such date.
Section C — Compensation — Cost Not to Exceed
1. As full compensation for the Services (except only for reimbursement of expenses under Paragraph 2 below) performed or provided by Consultant hereunder, and any equipment, materials, and personnel utilized by Consultant, Company will pay Consultant as described below, such payment due and payable as described below:
a) Day rate of $750 per eight hour day or pro-rata thereof for consulting services requested by the Company.
b) Effective February 1, 2006 Company will grant to Consultant options on 150,000 shares of the Company’s stock. Such option grant will be from the Company’s Non-Qualified Stock Option Plan and have a term of three (3) years.
2. In addition to payments for Services, Company will reimburse Consultant for the following expenses incurred in the performance of the Services under this Agreement:
(a)	travel undertaken in the performance of Services hereunder at Company’s request or with Company’s prior written approval, air travel to be by the most direct route and at the lowest fare available;

(b)	reasonable and necessary expenses incurred by Consultant for food and lodging associated with (a) above;

(c)	the actual cost to Consultant of long-distance telephone charges, cable, and telex charges:

(d)	prints and reproductions;

(e)	postage, express, air express, and air freight charges;

(f)	use of personal automobiles or vehicles at the rate of $0.485 per mile for mileage.

(g)	other reasonable costs and expenses incurred in the performance of Services hereunder which are not covered under Paragraph 1 above and which are approved in advance and in writing by Company.

3, On or about the fifth day of each month, Consultant shall submit to Company an itemized invoice showing Consultant’s charges for Services and reimbursable expenses for the preceding month. Such invoice shall include a description of Services performed and a breakdown of time spent on each task. Consultant shall submit with Consultant’s invoice expense reports on forms acceptable to Company, listing all items for which Consultant requests reimbursement. Such reports shall itemize expenses separately by categories and, within categories, by trip, by purpose, and by nature of the expense. Receipts shall be attached for all expenditures for lodging, transportation or auto rental; for all other travel and entertainment expenditures of $25 or more; and for all other expenditures of $10 or more. Within thirty (30) days after receiving Consultant’s invoice and supporting documentation, Company shall review, verify and accept or reject the same in whole or in part. Company shall have the right to recover amounts paid for overcharges.
4. The compensation paid to Consultant hereunder shall constitute full payment and satisfaction for all Services of every kind and character rendered by Consultant hereunder and shall be in lieu of other compensation, reimbursement, commissions, payments, fees, or other charges at any time claimed by Consultant from Company, whether in conjunction with the Services rendered hereunder or otherwise. Consultant shall not incur and demand reimbursement for any expenses, subcontracts, employees, or agents except as specified herein or mutually agreed upon in writing by the parties.
Section D - Notices
Notices to Company shall be sent to:

Name:	James Hesketh

Title:	President & CEO

Address:	14142 Denver West Parkway, Suite 250, Golden, CO 80401

Fax:	(303) 279-3772
Notices to Consultant shall be sent to:

Name:	Gary C. Huber

Address:	2101 East Euclid Avenue
Centennial Colorado, 80121

Phone:	(303) 347-9562